UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

TCW Direct Lending LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01069	46-5327366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 S Figueroa Street Los Angeles, California		90017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (213) 244-0896

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2014, TCW Direct Lending LLC (the “Company”) entered into an Amended and Restated Revolving Credit Agreement, dated as of December 22, 2014, by and among the Company, as borrower, Natixis, New York Branch, as administrative agent, sole lead arranger and sole book manager (“Natixis”), and the lenders party thereto (the “Amended Agreement”). The Amended Agreement amends that certain Revolving Credit Agreement, dated as of November 12, 2014, by and among the Company, as borrower, and Natixis, as administrative agent, sole lead arranger, sole book manager and committed lender (the “Credit Agreement,” and the Credit Agreement as amended by the Amended Agreement, the “Credit Facility”).

The Amended Agreement amends the Credit Agreement primarily to provide for additional committed lenders and to increase the total commitment of committed lenders under the Credit Facility to $500 million. The maximum total lender commitment that may be provided under the Credit Facility remains $750 million. The committed lenders under the Credit Facility are Natixis, Commonwealth Bank of Australia, State Street Bank and Trust Company, Capital One, N.A., MUFG Union Bank, N.A., and City National Bank.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of December 22, 2014, by and among TCW Direct Lending LLC, as borrower, Natixis, New York Branch, as administrative agent, sole lead arranger and sole book manager, and lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCW DIRECT LENDING LLC

Date: December 23, 2014	By:	/s/ James G. Krause
Name: James G. Krause
Title: Chief Financial Officer, Treasurer and Secretary